FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS PRELIMINARY FISCAL 2007 SECOND QUARTER FINANCIAL RESULTS
~ Provides Updated Earnings Per Share Guidance for Fiscal 2007 ~
~Company Provides Update on License Agreement with The Walt Disney Company ~
~ Company Provides SEC Filings/Nasdaq Listing Update ~

Secaucus, New Jersey - August 23, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today reported preliminary financial results for the fiscal second quarter ended August 4, 2007. These preliminary results may be subject to adjustment until the Company completes its historical financial statements and files its SEC reports on a timely basis. As a result, the Company is not providing net income on a per share basis or full comparative financial results for the second quarter ended July 29, 2006, and is providing only selected balance sheet data.

Second Quarter

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Consolidated net sales for the second quarter ended August 4, 2007, increased 7% to $424.3 million compared to $395.6 million last year. Second quarter sales were comprised of $290.5 million from The Children’s Place brand, an 8% increase over last year, and $133.8 million from Disney Store, a 6% increase over last year.

•
Due to the 53rd week in fiscal 2006, comparable store sales are compared to the thirteen-week period ended August 5, 2006. On that basis, consolidated comparable store sales decreased 1% in the quarter. The Children’s Place brand’s comparable store sales decreased 1% versus last year’s 13% increase. Disney Store’s comparable store sales were flat, compared to last year’s 15% increase.

•	Preliminary net loss for the second quarter was $27.1 million.
•	During the quarter, the Company incurred approximately $1.8 million, pre-tax, in professional fees associated with the Company’s stock option investigation.
•	Preliminary shares outstanding in the second quarter are estimated at approximately 29 million.
•	During the second quarter, the Company opened 16 Children’s Place stores and closed one.

Six-Month Period

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Consolidated net sales for the six-month period ended August 4, 2007, increased 10% to $903.2 million compared to $822.1 million last year. Sales for the six-month period were comprised of $646.5 million from The Children’s Place brand, a 9% increase over last year, and $256.7 million from Disney Store, an 11% increase over last year.

•
Due to the 53rd week in fiscal 2006, comparable store sales are compared to the twenty-six week period ended August 5, 2006. On that basis, consolidated comparable store sales increased 2% for the six-month period. The Children’s Place brand’s comparable store sales increased 1% on top of last year’s 12% increase. Disney Store’s comparable store sales increased 3% compared to last year’s 16% increase.

•	Preliminary net loss for the six-month period was $14.0 million.
•	During the six-month period, the Company incurred approximately $3.4 million, pre-tax, in professional fees associated with the Company’s stock option investigation.
•	Preliminary shares outstanding in the six-month period are estimated at approximately 29 million.
•	For the six-month period, the Company opened 22 Children’s Place stores and closed five.

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PLCE - Second Quarter 2007 Financial Results

Fiscal Year 2007 Guidance

At this time, the Company anticipates reporting earnings per share of $2.25 to $2.40 for fiscal 2007. This updated guidance includes the $3.4 million, pre-tax, in stock option investigation and related expenses incurred in the first half of fiscal 2007.

The Company’s full year guidance assumes it will earn $0.94 to $1.02 per share in the third fiscal quarter and $1.79 to $1.86 per share in the fourth fiscal quarter.

Ezra Dabah, Chief Executive Officer of The Children’s Place Retail Stores, Inc. commented, “We remain cautiously optimistic regarding the second half and are pleased with month-to-date sales trends. However, in view of the sales and margin trends we have experienced through the first half, we believe it’s best to take a conservative view for the remainder of the year.”

Disney Update

The Company also provided an update regarding its License Agreement with The Walt Disney Company under which the Company operates the Disney Store chain in the United States and Canada.

As previously announced, on June 8, 2007, the Company and Disney executed a letter agreement which modified certain provisions of the parties’ long-term license agreement, to address claims by Disney that the Company had committed numerous material breaches of the license agreement. The June letter agreement provided that Disney would treat the Company's breaches as having been cured so long as the Company complied with the terms of the June letter agreement. The June letter agreement imposed specific obligations on the Company with respect to the remodeling and refreshing of numerous stores in the Disney Store chain between fiscal 2007 and fiscal 2011 and, for the stores to be remodeled in fiscal 2007 and fiscal 2008, set forth a detailed timetable for submission of plans and completion dates.

To date the Company has been unable to meet several of the deadlines set forth in the June letter agreement. In every instance except for this most recent one, Disney has provided the Company with written confirmation that it does not consider these missed deadlines to constitute breaches of the June letter agreement. While the Company expects that the amendment to the license agreement described below will defer the one remaining deadline that was missed, unless and until this amendment agreement is signed, the Company will be in breach of the June letter agreement, entitling Disney to exercise its remedies under the June letter agreement and the license agreement, including possible termination of the license agreement. In addition, this breach constitutes a cross-default under the secured credit facility for the Disney Store chain, entitling the lenders to exercise their contractual remedies. Neither Disney nor the lenders have notified the Company that they have, or intend to, exercise their rights mentioned above, but there can be no assurance that they will not exercise their rights in the future.

In addition, the Company has identified various upcoming deadlines during the third and fourth quarters of fiscal 2007 that it will likely miss. The Company and Disney have been engaged in recent discussions regarding potential changes to the requirements of the June letter agreement that, would postpone the due dates of certain of the Company’s remodel obligations until later in fiscal 2007, fiscal 2008 and fiscal 2009. In consideration for these changes, the parties have also been discussing changes to the original license agreement to allow Disney to relocate its flagship store in Manhattan.

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PLCE - Second Quarter 2007 Financial Results

In addition, the parties have been discussing modifications so that Disney’s ability to grant direct licenses to other specialty retailers for the sale of Disney merchandise will apply only to specialty retailers primarily focused on the sale of children’s merchandise. It is expected that these various changes would be incorporated in an amendment to the license agreement.

There can be no assurance that the Company’s discussions with Disney will result in any agreement or that the dates for the Company’s remodel obligations will be deferred. Whether or not these dates are deferred, the Company's ability to meet its obligations under the June letter agreement will depend on numerous factors, some of which are beyond the Company's control, and there can be no assurance that it will be able to fully comply.  If the Company fails to comply with these obligations, it will be in breach of the June letter agreement, entitling Disney to exercise its remedies under the June letter agreement and the license agreement.

SEC/Nasdaq Update

The Company has been working diligently on completing its delayed financial statements and SEC reports, including its Annual Report on Form 10-K for the fiscal year ended February 3, 2007, and its quarterly reports on Form 10-Q for the second and third quarters of fiscal 2006 and first quarter of fiscal 2007. The Company remains committed to making every effort to complete these filings by August 31, 2007, as previously announced. However, these filings may not be completed by August 31st, in which case the Company would expect to file its SEC reports in September. While the Company believes the work surrounding the accounting for its historical stock option grants is substantially completed, additional factors have arisen causing further delay, which include the above mentioned discussions with Disney. The Company currently does not anticipate that it will complete its delinquent SEC filings until the current discussions with Disney regarding possible modifications to the June letter agreement and the license agreement are completed and full disclosure regarding any such modifications is included in its SEC reports. In addition, in connection with the Board’s ongoing review of internal controls and compliance, the Company has identified certain violations of the Company’s policies and procedures by two executives of the Company. The Board expects to complete its consideration of these matters prior to filing the Form 10-K.

As previously announced, the Company has been advised by the Nasdaq Stock Market on several occasions that the Company is not in compliance with Nasdaq listing requirements because of its delinquent SEC filings and that the Company will be delisted if it does not file these reports with the SEC. The Nasdaq Listing and Hearing Review Council granted the Company an extension of the time in which to file these reports with the SEC through September 4, 2007. The Company has since received notification that the Nasdaq Board of Directors has put on hold any future action by the Council to delist the Company’s stock from Nasdaq pending further consideration by the Nasdaq Board. If the Company is unable to file its delinquent SEC reports by the end of August, the Company will request that the Nasdaq Board grant it an additional period of time to file the required reports with the SEC. There is no assurance that the Nasdaq Board will grant additional time to file with the SEC the required reports or, if granted, that the Company will be able to file the reports by such new deadline.

The Children’s Place will host a conference call to discuss its preliminary second quarter results today at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (785) 830-1916 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on August 30, 2007. To access the replay, please dial (402) 220-0119, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

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PLCE - Second Quarter 2007 Financial Results

The Children’s Place Retail Stores, Inc., is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of August 4, 2007, the Company owned and operated 883 The Children’s Place stores and 328 Disney Stores in North America and its online store, www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option grants and procedures and the recently completed investigation by the special committee of the Company’s Board of Directors, the previously announced pending restatement of the Company’s historical financial statements, the delays in filing the Company’s periodic reports with the Securities and Exchange Commission, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company, as well as matters relating to the Company’s discussions with The Walt Disney Company. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc.
Susan Riley, EVP, Finance & Administration, 201/558-2400
Heather Anthony, Senior Director, Investor Relations, 201/558-2865

(Tables Follow)

THE CHILDREN’S PLACE RETAIL STORES, INC.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
(Unaudited)

	13 Weeks Ended:		26 Weeks Ended:
	August 4, 2007	% of Sales	August 4, 2007	% of Sales

Net sales	$424,297	100.0%	$903,160	100.0%
Cost of sales	293,957	69.3%	582,934	64.5%

Gross profit	130,340	30.7%	320,226	35.5%
Selling, general and administrative expenses	154,316	36.4%	306,540	33.9%
Asset impairment charge	635	0.1%	635	0.1%
Depreciation and amortization	18,047	4.3%	35,669	4.0%

Operating (loss)	(42,658)	(10.1)%	(22,618)	(2.5)%
Interest (income), net	(370)	(0.1)%	(1,688)	(0.2)%

(Loss) before income taxes	(42,288)	(10.0)%	(20,930)	(2.3)%
(Benefit) for income taxes	(15,150)	(3.6)%	(6,893)	(0.7)%

Net (loss)	$(27,138)	(6.4)%	$(14,037)	(1.6)%

THE CHILDREN’S PLACE RETAIL STORES, INC.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	August 4, 2007	February 3, 2007	July 29, 2006

Cash and short term investments	$83,118	$192,039	$110,084
Inventories	339,497	241,717	256,093

Revolving credit facility	$72,225	$0	$0
Accounts payable	126,848	85,360	103,626

THE CHILDREN’S PLACE RETAIL STORES, INC.
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Thirteen Weeks Ended August 4, 2007
	The Children’s Place	Disney Store	Shared Services	Total Company

Net sales	$290.5	$133.8	$-	$424.3
Segment operating (loss)	(8.0)	(10.6)	(24.1)	(42.7)
Operating (loss) as a percent of net sales	(2.8)%	(7.9)%	N/A	(10.1)%

	Twenty-six Weeks Ended August 4, 2007
	The Children’s Place	Disney Store	Shared Services	Total Company

Net sales	$646.5	$256.7	$-	$903.2
Segment operating profit (loss)	45.8	(15.1)	(53.3)	(22.6)
Operating profit (loss) as a percent of net sales	7.1%	(5.9)%	N/A	(2.5)%

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